UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2022

VIGIL NEUROSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41200	85-1880494
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Vigil Neuroscience, Inc.

1 Broadway, 7th Floor, Suite 07-300
Cambridge, Massachusetts, 02142
(Address of principal executive offices, including zip code)

(857) 254-4445

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trade Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	VIGL	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Suzanne Bruhn, Ph.D. to the Board of Directors

On July 27, 2022, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of Vigil Neuroscience, Inc. (the “Company”), the Board appointed Suzanne Bruhn, Ph.D. to the Board, effective as of July 27, 2022 (the “Effective Date”). Dr. Bruhn will serve as a Class III director until her term expires at the 2024 annual meeting of stockholders at which time she will stand for election by the Company’s stockholders. The Board determined that Dr. Bruhn is independent under the listing standards of the Nasdaq Stock Market.

Dr. Bruhn has more than 20 years of biopharmaceutical experience and a proven track record in developing and commercializing therapies for the treatment of serious diseases with significant unmet need. She is currently President and Chief Executive Officer of Tiaki Therapeutics. Prior to that, she served as President and Chief Executive Officer at Proclara Biosciences, where she led the clinical-stage company’s evolution into orphan diseases, and served as President and Chief Executive Officer at Promedior, which was acquired by Bristol Myers Squibb. Previously, Dr. Bruhn held multiple leadership roles in global regulatory affairs, strategic planning, and program management at Shire Human Genetic Therapies (formerly Transkaryotic Therapies) and Cytotherapeutics. Dr. Bruhn currently serves on the Board of Directors of Pliant Therapeutics (NASDAQ: PLRX) and Travere Therapeutics (NASDAQ: TVTX). Dr. Bruhn previously served on the Boards of Directors of Aeglea Biotherapeutics (NASDAQ: AGLE) from February 2017 to August 2020, Avalo Therapeutics (NASDAQ: AVTX) from April 2020 to November 2021, Novelion Therapeutics (NASDAQ: NVLN) from October 2017 to January 2020, and Raptor Pharmaceuticals (NASDAQ: RPTP) from April 2011 to October 2016. She holds a Bachelor of Science with distinction in chemistry from Iowa State University of Science and Technology, a Ph.D. in chemistry from Massachusetts Institute of Technology and was a postdoctoral research fellow in the Department of Genetics at Harvard Medical School.

As a non-employee director, Dr. Bruhn will receive cash compensation for her Board service in accordance with the Company’s Non-Employee Director Compensation Policy (the “Compensation Policy”). In addition, under the Compensation Policy, upon her election as a director on July 27, 2022, Dr. Bruhn was granted an option to purchase 24,310 shares of the Company’s common stock at an exercise price per share of $6.93. This option shall vest in equal monthly installments over three years from the date of grant, provided, however, that all vesting shall cease if the director ceases to have a service relationship, unless the Board determines that the circumstances warrant continuation of vesting. Dr. Bruhn is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Dr. Bruhn and any other persons pursuant to which she was selected as a director. At the time of this disclosure, Dr. Bruhn was not named to any committees of the Board, and no committee assignments are contemplated at this time. In addition, Dr. Bruhn will enter into an indemnification agreement with the Company consistent with the form of indemnification agreement entered into between the Company and its existing non-employee directors, a copy of which was filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (File No. 333-261230) filed with the Securities and Exchange Commission on January 3, 2022. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Dr. Bruhn for some expenses, including attorneys’ fees, judgments, fines and settlement amounts respectively incurred by her in any action or proceeding arising out of her respective service as one of our directors.

Item 7.01	Regulation FD Disclosure.

On July 28, 2022, the Company issued a press release titled “Vigil Neuroscience Strengthens Board of Directors with Appointment of Suzanne Bruhn, Ph.D.”, where it announced the appointment of Dr. Bruhn to the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information under this Item 7.01, including Exhibit 99.1 hereto, is being furnished herewith and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated July 28, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vigil Neuroscience, Inc.

Date: July 28, 2022	By:	/s/ Ivana Magovčević-Liebisch
Ivana Magovčević-Liebisch
President and Chief Executive Officer